EXHIBIT 23(J) UNDER FORM N-1A
                                              EXHIBIT 24 UNDER ITEM 601/REG. S-K

INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of GREAT PLAINS FUNDS:

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-31137) of Great Plains Funds of our report dated October 20, 1999, appearing in the Combined Annual Report of Great Plains Equity Fund, Great Plains International Equity Fund, Great Plains Premier Fund, Great Plains Intermediate Bond Fund, and Great Plains Tax-Free Bond Fund (each a portfolio of Great Plains Funds) for the year ended August 31, 1999, and to the reference to us under the headings "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
December 27, 1999